UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 ______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2014

JETPAY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35170	90-0632274
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1175 Lancaster Avenue, Suite 100

Berwyn, PA 19312

(Address of Principal Executive Offices) (Zip Code)

(484) 324-7980

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02. Unregistered Sales of Equity Securities

As previously disclosed, on August 22, 2013, JetPay Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Flexpoint Fund II, L.P. (“Flexpoint”) pursuant to which the Company agreed to sell to Flexpoint, and Flexpoint agreed to purchase, upon the satisfaction or waiver of certain conditions, up to 133,333 shares of Series A Convertible Preferred Stock, par value $0.001 (“Series A Preferred”) for an aggregate purchase price of up to $40 million. The description of the Securities Purchase Agreement is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which was included in the Company’s Current Report on Form 8-K filed on August 23, 2013.

On April 14, 2014 (the “Closing”), the Company issued 4,667 shares of Series A Preferred to Flexpoint for an aggregate of $1.4 million. As a result of the Award (as defined below), the Company was not able to satisfy one of the conditions to closing of the Series A Preferred Purchase. Although Flexpoint agreed to waive this condition at the Closing, for any subsequent closing of the Series A Preferred, the Company will need to seek a waiver of the failure of this condition from Flexpoint.

The Series A Preferred is convertible into shares of the Company’s common stock, par value $0.001 (the “Common Stock”). Any holder of Series A Preferred may at any time convert such holder’s shares of Series A Preferred into that number of shares of Common Stock equal to the number of shares of Series A Preferred being converted multiplied by $300 and divided by the then-applicable conversion price, which initially will be $3.00. If at any time after the Closing, subject to certain exceptions, the Company issues shares of Common Stock or securities convertible or exercisable into Common Stock below the then-applicable conversion price, the conversion price will be adjusted downward as set forth in the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”). The conversion price of the Series A Preferred is also subject to downward adjustment in the case of indemnification claims made by Flexpoint against the Company pursuant to the Securities Purchase Agreement. Additionally, the holders of a majority of the outstanding shares of Series A Preferred can elect to force conversion of all outstanding shares of Series A Preferred by providing written notice to the Company of such election.

Based upon certain representations of Flexpoint made in the Securities Purchase Agreement, the issuance of the Series A Preferred to Flexpoint was consummated in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended.

Item 8.01. Other Events

As previously disclosed, on March 3, 2014, the International Centre for Dispute Resolution (the “ICDR”), pursuant to an arbitration claim filed against the Company by EarlyBirdCapital, Inc. (“EBC”), rendered its decision (the “Award”) and ordered the Company to pay damages of $2,070,000 plus interest, attorney’s fees and expenses of approximately $740,000 within 30 days of the decision.  In order to satisfy a portion of the Award, on March 28, 2014, the Company entered into a Securities Purchase Agreement (the “Common Stock SPA”) with each of Bipin C. Shah, its Chairman and Chief Executive Officer and C. Nicholas Antich, the President of AD Computer Corporation (d/b/a JetPay Payroll Services), a wholly owned subsidiary of the Company. Pursuant to the Common Stock SPA, on April 4, 2014, the Company received aggregate proceeds of $1.0 million and issued an aggregate of 333,333 shares of Common Stock to Messrs. Shah and Antich. The Company used the proceeds from such sale, the proceeds from the Closing of the Series A Preferred to Flexpoint and existing cash to fully satisfy its obligations to EBC. On April 17, 2014, the Company issued a press release announcing the satisfaction and payment of the Award. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated April 17, 2014, announcing the Company’s Satisfaction of the Arbitration Award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2014
JETPAY CORPORATION

	By:	/s/ Gregory M. Krzemien
Name: Gregory M. Krzemien
Title: Chief Financial Officer